Exhibit 5.1
                     [Davis Wright Tremaine LLP Letterhead]


                                October 28, 1997



PML, Inc.
27120 SW 95th Avenue
Wilsonville, Oregon 97070

                  Re:      Registration Statement, Form S-8
                           PML, Inc. 1994 Stock Option Plan
                           Our File No. 38959\37

Gentlemen:

                  In connection with the Registration Statement on Form S-8, to be filed on or about October 24, 1997, with the Securities and exchange Commission pursuant to the Securities Act of 1933, as amended, you have requested us to furnish our opinion, pursuant to the laws of the State of Oregon, as to the validity of the 500,000 shares of common stock (the "Shares") being registered thereunder. We have reviewed the Articles of Incorporation, as amended and restated, the Bylaws, as amended, PML, Inc.'s minute books and such other corporate records and matters as we have deemed appropriate for purposes of this opinion. In our examination, we have assumed the genuineness of signatures, the legal capacity of natural persons executing documents, the authenticity of all documents submitted to us as originals and the conformity with originals of all copies submitted to us as copies thereof.

                  Based on the foregoing, we are of the opinion that the Shares, when issued pursuant to the provisions of the PML, Inc. 1994 Stock Option Plan, will be validly issued, fully paid and non-assessable.

                  We hereby consent to the use of this opinion as an exhibit to the Registration Statement described in the initial paragraph of this opinion letter. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act of 1933, as amended.

                                Very truly yours,

                            DAVIS WRIGHT TREMAINE LLP





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